EXHIBIT 99.1

CONTACTS

EpiCept Corporation: 777 Old Saw Mill River Road Tarrytown, NY 10591 Robert W. Cook (914) 606-3500 rcook@epicept.com	Investors: Lippert/Heilshorn & Associates Kim Sutton Golodetz (212) 838-3777 kgolodetz@lhai.com or Bruce Voss (310) 691-7100 bvoss@lhai.com

Media: Feinstein Kean Healthcare Greg Kelley (617) 577-8110 gregory.kelley@fkhealth.com

EPICEPT ANNOUNCES PRICING OF PUBLIC OFFERING

TARRYTOWN, N.Y. (August 11, 2008) – EpiCept Corporation (Nasdaq and OMX Nordic Exchange: EPCT) announced today the pricing of a public offering of approximately 5.2 million shares of its common stock at approximately $.76 per share and five-year warrants to purchase up to approximately 2.6 million shares of common stock at an exercise price of $.63 per share. In addition, in consideration of receipt of $1.3 million for the exercise of all of the warrants issued in connection with the Company’s public offering announced on August 1, 2008, EpiCept agreed to issue to the investors warrants to purchase up to approximately 2.8 million shares of common stock at an exercise price of $.693 per share. EpiCept will receive approximately $4.9 million in net proceeds from the offering and the simultaneous warrant exercise. Rodman & Renshaw, LLC, a subsidiary of Rodman & Renshaw Capital Group, Inc. (Nasdaq: RODM) acted as the exclusive placement agent for the offering. EpiCept intends to use the net proceeds it receives to repay a portion of amounts owed to its senior secured lender, provide working capital and for general corporate purposes through September 2008.

The proposed public offering is being made pursuant to an effective registration statement, and may be made only by means of a prospectus and prospectus supplement. A copy of the prospectus supplement relating to the common stock and warrants can be obtained from Rodman & Renshaw LLC, 1251 Avenue of the Americas, New York, NY 10020, or by calling 212-356-0549.

An electronic copy of the prospectus supplement will also be available on the website of the Securities and Exchange Commission (the “SEC”) at http://www.sec.gov.

This press release is neither an offer to sell, nor a solicitation of an offer to buy, nor shall there be any sale of, these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About EpiCept Corporation

EpiCept is focused on unmet needs in the treatment of cancer and pain. The Company's broad portfolio of pharmaceutical product candidates includes Ceplene®, a cytokine immunomodulator that recently received a positive opinion from the CHMP in Europe for the remission maintenance of AML patients, and several pain therapies in clinical development. In addition, EpiCept's ASAP technology, a proprietary live cell high-throughput caspase-3 screening technology, can efficiently identify new cancer drug candidates and molecular targets that selectively induce apoptosis in cancer cells. Two oncology drug candidates currently in clinical development that were discovered using this technology have also been shown to act as vascular disruption agents in a variety of solid tumors.

Forward-Looking Statements

This news release and any oral statements made with respect to the information contained in this news release, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements which express plans, anticipation, intent, contingency, goals, targets, future development and are otherwise not statements of historical fact. These statements are based on EpiCept's current expectations and are subject to risks and uncertainties that could cause actual results or developments to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Factors that may cause actual results or developments to differ materially include: the risk that the proposed financing may not be completed, the risks associated with the adequacy of our existing cash resources, our need to raise additional financing to continue to meet our capital needs and our ability to continue as a going concern, the risks associated with our ability to continue to meet our obligations under our existing debt agreements or that we may default on our loans or that our lenders may declare the Company in default or that our secured lender would seek to sell our assets, the risk that the Company’s securities may be delisted by The Nasdaq Capital Market or the OMX Nordic Exchange, the risk that we do not receive final regulatory marketing approval by the European Commission for Ceplene®, the risk that Ceplene®, if approved, will not be launched in the first quarter of 2009 or achieve significant commercial success, the risk that we are unable to find a suitable marketing partner for Ceplene® on attractive terms, a timely basis or at all, the risk that Myriad’s development of Azixa™ will not be successful, the risk that Azixa™ will not receive regulatory approval or achieve significant commercial success, the risk that we will not receive any significant payments under our agreement with Myriad, the risk that the development of our other apoptosis product candidates will not be successful, the risk that our ASAP technology will not yield any successful product candidates, the risk that clinical trials for NP-1 or EPC2407 will not be successful, the risk that NP-1 or EPC2407 will not receive regulatory approval or achieve significant commercial success, the risk that our other product candidates that appeared promising in early research and clinical trials do not demonstrate safety and/or efficacy in larger-scale or later stage clinical trials, the risk that we will not obtain approval to market any of our product candidates, the risks associated with dependence upon key personnel, the risks associated with reliance on collaborative partners and others for further clinical trials, development, manufacturing and commercialization of our product candidates; the cost, delays and uncertainties associated with our scientific research, product development, clinical trials and regulatory approval process; our history of operating losses since our inception; the highly competitive nature of our business; risks associated with litigation; risks associated with prior material weaknesses in our internal controls; and risks associated with our ability to protect our intellectual property. These factors and other material risks are more fully discussed in EpiCept’s periodic reports, including its reports on Forms 8-K, 10-Q and 10-K and other filings with the U.S. Securities and Exchange Commission. You are urged to carefully review and consider the disclosures found in EpiCept’s filings, which are available at www.sec.gov or at www.epicept.com. You are cautioned not to place undue reliance on any forward-looking statements, any of which could turn out to be wrong due to inaccurate assumptions, unknown risks or uncertainties or other risk factors.

###

EPCT-GEN

*Azixa is a registered trademark of Myriad Genetics, Inc.

3